==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-A/A

                                AMENDMENT NO. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         CHIEFTAIN INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)


   Alberta, Canada                                           N/A
(State of incorporation                                  (IRS Employer
   or organization)                                   Identification No.)

              1201 TD Tower                                 T5J 2Z1
            10088-102 Avenue                               (Zip Code)
       Edmonton, Alberta, Canada
(Address of principal executive offices)


       Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                  Name of each exchange on which
         to be so registered                  each class is to be registered

            Common Shares                        American Stock Exchange

           Purchase Rights                       American Stock Exchange

          If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

          Securities Act registration statement file number to which this form relates: Not Applicable

          Securities to be registered pursuant to Section 12(g) of the Act:

                                     None

==============================================================================

     This Amendment No. 1 amends and supplements the following items of the Form 8-A originally filed on October 20, 1999 by Chieftain International, Inc., a corporation organized under the laws of Alberta, Canada (the "Company"):

     Item 1- Description of Registrant's Securities to be Registered
     Item 2- Exhibits

Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

     The description of the Company's Common Shares and Purchase Rights contained under the caption "Description of Registrant's Securities to be Registered" in the Form 8-A of the Company, filed with the Securities and Exchange Commission on October 10, 1999, is incorporated herein by reference.

     On March 8, 2001, the Board of Directors of the Company authorized CIBC World Markets, Inc. to examine strategic alternatives to increase shareholder value, including a possible merger of the Company. To provide additional flexibility, the Board of Directors of the Company considered it appropriate and in the best interests of the Company and its shareholders that the Shareholder Rights Plan Agreement dated as of February 23, 1994, as amended (the "Rights Plan"), between the Company and CIBC Mellon Trust Company (then the R-M Trust Company), as Rights Agent, be amended. On May 17, 2001, at the annual and special meeting of the Company, the shareholders of the Company approved the amendment of certain terms of the Rights Plan. The Company and the Rights Agent then executed an Amending Agreement made as of May 17, 2001 to the Rights Plan (the "Rights Plan Amendment"). Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Rights Plan or the Rights Plan Amendment.

     The Rights Plan Amendment provided that:

1. At any time prior to such time as a Person becomes an Acquiring Person, the Board of Directors may waive, in whole or in part, the application of
     Section 3.1 in respect of the occurrence of any transaction in or pursuant to which such Person may become an Acquiring Person.

2. At any time prior to the earlier of such time as a Person becomes an Acquiring Person and the Termination Date, the Board of Directors may elect to redeem all the outstanding Rights and Convertible Rights at the Redemption Price.

         The Rights Plan and the Rights Plan Amendment are attached hereto as Exhibits 1 and 2, respectively, which are incorporated herein by reference. The foregoing descriptions of the Rights Plan and the Rights Plan Amendment do not purport to be complete and are qualified in their entirety by reference to such Exhibits.

          On June 18, 2001, the Company entered into a Pre-Acquisition Agreement with Hunt Oil Canadian Acquisition III Corporation a corporation organized under the laws of Alberta, Canada (the "Offeror"), and Hunt Oil Company, a Delaware corporation ("HOC"), which was amended as of June 27, 2001 (as so amended, the "Pre-Acquisition Agreement") pursuant to which the Offeror agreed to purchase all of the outstanding Common Shares, no par value (the "Common Shares") of the Company (the "Offer). In connection therewith, on June 27, 2001, the Board of Directors of the Company elected to redeem all of the outstanding Rights and Convertible Rights at a redemption price of $0.0001 per Right or Convertible Right as of the Close of Business on the Business Day immediately preceding the day that the Offeror takes up Common Shares pursuant to the Offer.

Item 2.  Exhibits.
         --------

1. Shareholder Rights Plan Agreement dated as of February 23, 1994, as amended, between Chieftain International, Inc. and CIBC Mellon Trust Company (then the R-M Trust Company), as Rights Agent (incorporated by reference to Exhibit 1 to the Form 8-A filed on October 20, 1999).

2.   Amending Agreement made as of May 17, 2001 between Chieftain
     International, Inc. and CIBC Mellon Trust Company, as Rights Agent.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 16, 2001


                                     CHIEFTAIN INTERNATIONAL, INC.


                                     By: /s/ Esther S. Ondrack
                                         -----------------------------------
                                         Name:  Esther S. Ondrack
                                         Title: Senior Vice President and
                                                Secretary

                               INDEX OF EXHIBITS


Exhibit              Description
Number

1 Shareholder Rights Plan Agreement dated as of February 23, 1994, as amended, between Chieftain International, Inc. and CIBC Mellon Trust Company (then the R-M Trust Company), as Rights Agent (incorporated by reference to Exhibit 1 to the Form 8-A filed on October 20,
          1999).

2 Amending Agreement made as of May 17, 2001 between Chieftain International, Inc. and CIBC Mellon Trust Company, as Rights Agent.

                                                                     Exhibit 2



                              AMENDING AGREEMENT

THIS AGREEMENT is made as of the 17th day of May, 2001;

B E T W E E N:

                    CHIEFTAIN INTERNATIONAL, INC., a body corporate incorporated under the laws of the Province of Alberta and having an office in the City of Edmonton, Alberta (the "Corporation")

                                    - and -

                    CIBC MELLON TRUST COMPANY, a trust company incorporated under the laws of Canada and having an office in the City of Calgary, Alberta (the "Rights Agent")

Background:

A. On February 23, 1994, the board of directors of the Corporation adopted a shareholder rights plan agreement (the "Rights Agreement"), which agreement was approved by the shareholders of the Corporation at a meeting held on May 26, 1994, and reconfirmed at a meeting held on May 19, 1999;

B. Effective February 23, 1994, the Corporation and The R-M Trust Company (a predecessor to the Rights Agent) executed and delivered the Rights Agreement;

C. On March 8, 2001, the board of directors of the Corporation authorized CIBC World Markets Inc., as financial advisor, to examine strategic alternatives to enhance shareholder value, including a possible merger or sale of the Corporation;

D. To provide additional flexibility, the board of directors of the Corporation resolved to amend the Rights Agreement and to place the amendments before shareholders at the annual and special meeting held on May 17, 2001 (the "Special Meeting");

E. The amendments to the Rights Agreement were described in a management proxy circular, dated April 4, 2001, relating to the Special Meeting;

F. At the Special Meeting, shareholders approved the amendments to the Rights Agreement by the required majority; and

G. The directors of the Corporation wish to enter into this Amending Agreement to effect the foregoing amendments to the Rights Agreement;

NOW THEREFORE THE PARTIES HEREBY COVENANT and agree as follows.

1. The Rights Agreement be and is hereby amended by adding the following Subsections immediately after Subsection 6.1(f):

                    "6.1(g) At any time prior to such time as a Person becomes an Acquiring Person, the Board of Directors may waive, in whole or in part, the application of Section 3.1 in respect of the occurrence of any transaction in or pursuant to which such Person may become an Acquiring Person.

                    6.1(h) At any time prior to the earlier of such time as a Person becomes an Acquiring Person and the Termination Date, the Board of Directors may elect to redeem all the outstanding Rights and Convertible Rights at the Redemption Price."

2. Subsection 6.1(d) of the Rights Agreement, be amended by adding the words "or Subsection 6.1(h)" immediately after the reference to "Subsection 6.1(c)" in the first line of Subsection 6.1(d).

3. Subsection 6.1(e) be amended by adding "or 6.1(h)" immediately after the reference to "Subsection 6.1(c)" in the second line of Subsection 6.1(e).

4. Save to the extent expressly amended hereby, the Rights Agreement be and is hereby ratified and confirmed by the parties.

5. This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

6. This Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     IN WITNESS whereof, the parties have executed this Agreement as of the 17th day of May, 2001.

                                            CHIEFTAIN INTERNATIONAL, INC.



                                            Per: /s/ Stanley A. Milner
                                                 Stanley A. Milner
                                                 President and Chief Executive
                                                 Officer

                                            Per: /s/ Esther S. Ondrack
                                                 Esther S. Ondrack
                                                 Senior Vice President and
                                                 Secretary

                                            CIBC MELLON TRUST COMPANY



                                            Per: /s/ Rhonda Macleod
                                                  Authorized Signatory

                                            Per: /s/ Daneal McGeein
                                                  Authorized Signator